Exhibit 99.1

News Release

®

P. O. Box 1980

Winchester, VA 22604-8090

FOR IMMEDIATE RELEASE

Contact:   Glenn Eanes

 Vice President and Treasurer

540-665-9100

AMERICAN WOODMARK CORPORATION

ANNOUNCES RECORD SECOND QUARTER

Winchester, Virginia (November 30, 2004) — American Woodmark Corporation (Nasdaq/NM: AMWD) today announced record results for the second quarter ended October 31, 2004.

Net sales increased 18% from the prior year to a record $199,149,000. The Company had previously issued forward guidance that anticipated net sales growth of 15% to 20%. The increase in sales was experienced in both the new construction and remodel sectors due to higher unit volume and an improvement in mix.

Net income for the quarter was up 38% to a record $11,355,000, or $0.67 per diluted share, compared with net income of $8,227,000, or $0.50 per diluted share, in the prior year.  Net income was above the Company’s forward guidance of $0.58 to $0.60 per diluted share.

Gross profit improved to 21.4% from 20.4% the previous year due to improvements in labor efficiencies. Reduced labor costs were partially offset by increased freight expense due to the high cost of fuel. Material costs as a percent of sales were flat as inflationary pressure was offset by price increases. Overhead costs as a percent of sales were flat as leverage provided by increased volume was offset by costs associated with new capacity.

Selling, general and administrative costs decreased to 12.1% of net sales from 12.3% the previous year as cost management efforts and leverage from higher volume on fixed and semi-fixed cost were partially offset by costs related to the Company’s pay-for-performance employee incentive plans.

The Company expects fiscal third quarter net sales to increase between  8% and 12% over the prior year. Based on higher volumes, the Company currently believes that net income for the third quarter will be in the range of $0.51 to $0.55 per diluted share versus $0.46 in fiscal 2004.

American Woodmark Corporation manufactures and distributes kitchen cabinets and vanities for the remodeling and new home construction markets. Its products are sold on a national basis directly to home centers, major builders and through a network of independent distributors. The Company presently operates fourteen manufacturing facilities and ten service centers across the country.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: All forward looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission and the Annual Report to Shareholders. The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands, except share data)

Operating Results

	Three Months Ended October 31		Six Months Ended October 31
	2004	2003	2004	2003
Net Sales	$199,149	$169,395	$386,683	$324,327
Cost of Sales & Distribution	156,479	134,861	305,143	255,960

Gross Profit	42,670	34,534	81,540	68,367
Sales & Marketing Expense	16,405	15,057	32,531	30,439
G&A Expense	7,623	5,818	14,509	11,763

Operating Income	18,642	13,659	34,500	26,165
Interest & Other Income/Expense	28	106	(18)	334
Income Tax Expense	7,259	5,326	13,462	10,152

Net Income	$11,355	$8,227	$21,056	$15,679

Earnings Per Share:
Weighted Average Shares Outstanding – Diluted	16,918,007	16,602,572	16,848,644	16,599,690
Earnings Per Diluted Share	$0.67	$0.50	$1.25	$0.94

Balance Sheet

	October 31 2004	April 30 2004
Cash & Cash Equivalents	$38,952	$29,432
Customer Receivables	44,006	48,286
Inventories	57,460	54,921
Other Current Assets	13,181	12,019

Total Current Assets	153,599	144,658
Property, Plant & Equipment	173,527	143,136
Other Assets	20,859	19,257

Total Assets	$347,985	$307,051

Current Portion – Long-Term Debt	$1,009	$988
Accounts Payable & Accrued Expenses	86,891	74,332

Total Current Liabilities	87,900	75,320
Long-Term Debt	27,613	18,028
Other Liabilities	22,342	20,558

Total Liabilities	137,855	113,906
Stockholders’ Equity	210,130	193,145

Total Liabilities & Stockholders’ Equity	$347,985	$307,051